EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO RECEIVES ANTICIPATED NASDAQ NOTICE OF NON-COMPLIANCE

AND HAS REQUESTED A HEARING FOR CONTINUED LISTING

Plainview, N.Y., May 31, 2013 – On May 24, 2013, Veeco Instruments Inc. (NASDAQ: VECO) received the anticipated letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it has not regained compliance with NASDAQ Listing Rule 5250(c) (1) (the “Rule”), the continued listing requirement to timely file all required periodic reports with the Securities and Exchange Commission (the “SEC”), and, therefore, that its common stock would be subject to delisting unless the Company timely requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel.”)

Accordingly, the Company has requested a hearing before the Panel.  At the hearing, the Company will present its plan for regaining compliance with the Rule, and request continued listing pending its return to compliance. The hearing request will result in an automatic stay of delisting until at least June 17, 2013. Concurrent with the hearing request, the Company has asked the Panel to extend the stay until the conclusion of the hearing process.  The Panel has the discretion to grant the Company an extension of time within which to regain compliance with the Rule for a period not to exceed 360 days from the original due date for the first late filing, or November 4, 2013.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously reported, the Company is not in compliance with the Rule because it did not timely file its quarterly report on Form 10-Q for the quarter ended March 31, 2013, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended September 30, 2012 because the Company is reviewing the timing of the recognition of revenue and related expenses on the sale of certain of its products.  The accounting review was announced on November 15, 2012.  For information on the accounting review, please click here to visit Veeco’s May 10, 2013 12b-25 filing.  The Company continues to conduct the review and intends to file its Forms 10-Q and 10-K as soon as reasonably practicable after these accounting matters have been resolved.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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